EXHIBIT 10.66

EXECUTIVE SALARY CONTINUATION AGREEMENT

This Salary Continuation Agreement (the “Agreement”) is made effective as of July 1, 2006 (the “Effective Date”), and is entered into by and between Central Valley Community Bank (the “Bank”) and David Kinross (the “Executive”), each a “Party” and together the “Parties.”

RECITALS

A.            The Executive is a valued Executive of the Bank, and currently serves as the Bank’s Chief Financial Officer of Administration.

B.            It is the consensus of the Bank’s Board of Directors (the “Board”) that the Executive’s services to the Bank are valuable.  Accordingly, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement.

C.            Furthermore, it is the intent of the Parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.              DEFINITIONS

In addition to those terms defined elsewhere in this Agreement, the following definitions apply to this Agreement:

A.            Accrual Balance.

“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles, for the Bank’s obligation to the Executive under this Agreement, by applying the discount rate described in Section XI(L).  The Accrual Balance shall be calculated on a monthly basis.  Accrual Balance projections are set forth in Column (3) of Exhibit A attached hereto and fully incorporated herein by reference.

B.            Benefits.

“Benefits” means the benefits that are the subject of this Agreement, including the Normal Retirement Benefit, the Early Retirement Benefit, the Involuntary Termination Benefit, the Disability Benefit, and the Change in Control Benefit.

C.            Change in Control.

“Change in Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank.  However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change in Control of the Bank.  Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will not be considered to cause a Change in Control of the Bank.  Transfers of Bank stock on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.  A “Change in Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Section 409A, the event or series of events will not constitute a “Change in Control” under this Agreement.

D.            Change in Control Benefit.

“Change in Control Benefit” means a lump sum payment benefit equal to the present value (calculated in accordance with Section XI(L) of this Agreement as of the date of payment) of one hundred percent (100%) of the Benefit that the Executive would have received had the Executive been employed by the Bank until Normal Retirement Age.  The Change in Control Benefit is set forth in Column (11) of Exhibit A attached hereto and fully incorporated herein by reference.

E.             Code.

“Code” means the Internal Revenue Code of 1986, as amended.

F.             Disability or Disabled.

“Disability” or “Disabled” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.  If there is a dispute regarding whether the Executive is Disabled, such dispute shall be resolved by a physician selected by the Bank, a physician selected by the Executive, and a third physician selected by each of the other two (2) physicians. Such resolution shall be binding upon all Parties to this Agreement.  The determination of Disability shall be made in a uniform and nondiscriminatory manner applied to all Bank employees under similar circumstances.  Notwithstanding anything to the contrary, the terms “Disability” or “Disabled” shall be interpreted in accordance with Section 409A.

G.            Disability Benefit.

The total “Disability Benefit” means a benefit equal to one hundred percent (100%) of the Executive’s Accrual Balance as of the beginning of the month during which Termination of Employment on account of Disability occurs, payable over fifteen years (assuming interest accrual during that time), in accordance with the terms of this Agreement.  Each such annual payment shall be referred to the annual “Disability Benefit.”  Beginning on the thirteenth month that the annual Disability Benefit is paid, and continuing thereafter until paid in full, the annual Disability Benefit shall be increased each year by three percent (3%) from the previous year’s Disability Benefit amount to account for cost of living increases.  The annual Disability Benefit is shown in Column (9) of Exhibit A, attached hereto and fully incorporated herein by reference.

H.            Early Retirement Benefit.

The total “Early Retirement Benefit” means a benefit equal to one hundred percent (100%) of the Executive’s Accrual Balance, as of the beginning of the month which includes the Early Retirement Date, payable over fifteen years (assuming interest accrual during that time), in accordance with the terms of this Agreement.  Each such annual payment shall be referred to as the annual “ Early Retirement Benefit.”  Beginning on the thirteenth month that the annual Early Retirement Benefit is paid, and continuing thereafter until paid in full, the annual Early Retirement Benefit shall be increased each year by three percent (3%) from the previous year’s Early Retirement Benefit amount to account for cost of living increases.

I.              Early Retirement Date.

“Early Retirement Date” means the date of Retirement if it is effective prior to the Normal Retirement Age, provided the Executive has attained age sixty (60).

J.             For Cause.

“For Cause” means any of the following actions by Executive that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to whether Termination of Employment was For Cause, such dispute shall be resolved by arbitration as set forth in this Agreement.

K.            Involuntary Termination.

“Involuntary Termination” means Executive’s Employment Terminates by Bank prior to Retirement, and such Termination of Employment is not For Cause.

L.             Involuntary Termination Benefit.

“Involuntary Termination Benefit” means a lump sum payment benefit equal to the Executive’s Accrual Balance shown in Column (5) of Exhibit A, attached hereto and fully incorporated herein by reference, as of the beginning of the month during which Involuntary Termination occurs.

M.           Normal Retirement Age.

“Normal Retirement Age” means the date on which the Executive attains age sixty-two (62).

N.            Normal Retirement Benefit.

“Normal Retirement Benefit” means an annual benefit equal to Fifty Thousand Dollars and No/00ths ($50,000.00) per year, payable in accordance with the terms of this Agreement.  Beginning on the thirteenth month that the Normal Retirement Benefit is paid, and continuing thereafter until paid in full, the Normal Retirement Benefit shall be increased annually by three percent (3%) from the previous year’s Normal Retirement Benefit amount to account for cost of living increases.  The Normal Retirement Benefit is set forth in Column (2) of Exhibit A, attached hereto and fully incorporated herein by reference.

O.            Retirement and Retire.

“Retirement” and “Retire” mean that the Executive remains in the continuous employ of the Bank from the Effective Date and then retires from active employment (and his Employment Terminates) with the Bank, after having attained age sixty (60).

P.             Retirement Date.

“Retirement Date” means the December 31st immediately following the Executive’s sixty-second (62) birthday.

Q.            Section 409A.

“Section 409A” means Code Section 409A together with IRS regulations and guidance promulgated thereunder, as amended from time to time.

R.            Termination of Employment or Employment Terminates.

“Termination of Employment” or “ Employment Terminates “ means that the Executive’s employment with the Bank is terminated and the Executive actually separates from service with the Bank and does not continue in his prior capacity.  Termination of Employment does not include Executive’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as his right to reemployment with the Bank is provided either in contract or statute.  Notwithstanding anything to the contrary, the terms “Termination of Employment” and “Employment Terminates” shall be interpreted in accordance with Section 409A.

S.             Voluntary Termination.

“Voluntary Termination” means Executive’s Employment Terminates prior to Retirement by Executive’s voluntary action.

II.            EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board. At all times, unless modified in writing, employment shall be deemed at-will.  This means that subject to the terms of this Agreement, either the Bank or Executive may terminate the employment relationship at any time, for any reason or for no reason.

III.           FRINGE BENEFITS

The salary continuation Benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation Benefits except as specifically set forth hereinafter.

IV.           RETIREMENT BENEFIT AND EARLY RETIREMENT BENEFIT

A.            Retirement Benefit.

Provided the Executive Retires on or after the Retirement Date, the Bank shall pay the Executive the Normal Retirement Benefit each year, in lieu of any other Benefit under this Agreement, in equal monthly installments (1/12 of the annual Normal Retirement Benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of Retirement.

B.            Early Retirement Benefit.

Beginning on the Early Retirement Date, the Bank shall pay the Executive the annual Early Retirement Benefit each year, in lieu of any other Benefit under this Agreement, in equal monthly installments (1/12 of the annual Early Retirement Benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of Retirement.

V.            DEATH BENEFIT

Notwithstanding anything herein to the contrary, in the event of the Executive’s death, no Benefits shall be payable hereunder and this Agreement shall automatically terminate effective immediately upon the death of the Executive.  If the Executive is already in pay status at the time of his death, nor further payments will be made, and his right to any additional payments will terminate.

VI.           TERMINATION OF EMPLOYMENT AND DISABILITY

A.            Voluntary Termination of Employment.

In the event of Executive’s Voluntary Termination prior to Retirement or prior to a Change in Control, this Agreement shall immediately terminate and the Executive shall not be entitled to receive any Benefits under this Agreement.

B.            Involuntary Termination of Employment.

In the event of Executive’s Involuntary Termination prior to Retirement, the Bank shall pay the Executive the Involuntary Termination Benefit, in lieu of any other Benefit under this Agreement, in a lump sum on the date on which Executive attains the Normal Retirement Age.

C.            Termination of Employment For Cause.

In the event Executive’s Employment Terminates For Cause prior to Retirement, then this Agreement shall immediately terminate and the Executive shall forfeit all Benefits and not be entitled to receive any Benefits under this Agreement.

D.            Disability.

In the event the Executive becomes Disabled prior to Termination of Employment, and Executive’s Employment Terminates because of such Disability, the Bank shall pay the Executive the annual Disability Benefit each year, in lieu of any other Benefit under this Agreement, in equal monthly installments (1/12 of the annual Disability Benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of Termination of Employment on account of Disability.

VII.         CHANGE OF CONTROL

Upon a Change of Control, if, within twenty four (24) months of the Change of Control, (i) the Executive subsequently suffers a Termination of Employment (whether Voluntary Termination or Involuntary Termination) for any reason, other than Termination of Employment For Cause; (ii) the Executive’s job responsibilities substantially change; or (iii) the Executive is relocated, then the Bank shall pay the Executive the Change of Control Benefit, in lieu of any other Benefit under this Agreement, in a lump sum on the first day of the month following the date giving rise to the payment (i.e., the date of Termination of Employment, substantial change in job responsibilities or relocation).  The Change in Control Benefit shall be subject to reduction or elimination as provided in Section XIII.

VIII.        VESTING

Executive shall be vested in one hundred percent (100%) of all Accrual Balance.

IX.           SPECIFIED EMPLOYEE REQUIREMENTS

Notwithstanding anything to the contrary, payments made under this Agreement shall be delayed so that no payments are made during the first six (6) months following Termination of Employment, if such delay is required by the Specified Employee requirements of section 409A.

X.            RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to purchase life insurance in amounts sufficient to secure the Benefits provided under this Agreement.  The Bank further reserves the absolute right, at its sole discretion, to establish a grantor trust which may be used to hold assets of the Bank which are maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder.  Such reserves shall at all times be subject to the claims of the Bank’s creditors and the creditors of any affiliate of the Bank that is also an employer of the Executive.  To the extent such trust or other vehicle is established, the Bank’s obligations hereunder shall be reduced to the extent such assets are utilized to meet its obligations hereunder.  Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92).  The Bank reserves the absolute right, in its sole discretion, to terminate any such life insurance or grantor trust at any time, in whole or in part. At no time shall any Executive be deemed to have any lien or right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XI.           MISCELLANEOUS

A.            Alienability and Assignment Prohibition.

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the Benefits payable hereunder nor shall any of such Benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the Benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.            Binding Obligation of the Bank and any Successor in Interest.

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the Parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.            Amendment or Revocation.

It is agreed by and between the Parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.            Gender.

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.             Effect on Other Bank Benefit Plans.

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.             Headings.

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.            Applicable Law.

The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

H.            12 U.S.C. § 1828(k).

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.              Partial Invalidity.

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

J.             Not a Contract of Employment.

This Agreement shall not be deemed to constitute a contract of employment between the Parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment. At all times, employment shall remain at-will and either Party may terminate the Agreement with or without cause and with or without notice.

K.            Effective Date.

The Effective Date of the Plan shall be July 1, 2006.

L.             Present Value.

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:                  The discount rate as used in the FASB 87 calculations for this Agreement.  The initial rate shall be six percent (6%).

M.           Contradiction in Terms of Agreement and Exhibits.

If there is a contradiction in the terms of this agreement and the exhibits attached hereto with the actual amount of such Benefit, then the actual amount of such Benefit set forth in the Exhibit shall control.

XII.         ERISA PROVISION

A.            Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Agreement shall be Central Valley Community Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.            Claims Procedure and Arbitration.

In the event a dispute arises over Benefits under this Agreement and Benefits are not paid to the Executive and such claimants feel they are entitled to receive such Benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the Benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The Parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive For Cause, such dispute shall likewise be submitted to arbitration as above-described and the Parties hereto agree to be bound by the decision thereunder.

XIII.        TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any such assumptions should change and such change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control, this paragraph shall become null and void effective immediately upon such Change of Control.

XIV.        EXCESS PARACHUTE PAYMENTS

Notwithstanding any provision of this Agreement to the contrary, if any Benefit payment or portion of any Benefit payment under this Agreement shall be a non deductible expense to the Bank by reason of Section 280G of the Code the Bank shall be entitled to, at its option, reduce the Benefits to be paid under this Agreement to the extent necessary to avoid the application of Section 280G of the Code to such payment. This provision can be applied to reduce the Benefits under this Agreement to zero, if necessary and so elected by the Bank.

XV.         COMPETITION AFTER TERMINATION OF EMPLOYMENT

The Bank shall not pay any Benefit under this Agreement if the Executive, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Executive’s employment or his retirement. This section shall not apply following a Change of Control.

XVI.        PROHIBITION AGAINST ACCELERATION.

Notwithstanding anything to the contrary, neither the time nor scheduling of payments under this Plan may be accelerated unless such acceleration is permissible under both applicable law and under the Agreement.

IN WITNESS WHEREOF, the Parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on                               and that, upon execution, each has received a conforming copy.

BANK:		EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK		DAVID KINROSS

By:	/s/Daniel Doyle	/s/David Kinross
Name: Daniel Doyle		David Kinross
Title: President and Chief Executive Officer

Exhibit A

David Kinross

Birth Date: 5/20/1964 Plan Anniversary Date: 1/1/2007 Normal Retirement: 12/31/2026, Age 62 Normal Retirement Payment: Monthly for 15 years				Early Involuntary Termination Lump Sum Benefit Amount Payable at Normal Retirement Age		Early Retirement 2/24/2011 Annual Benefit Amount Payable at Separation from Service		Disability Annual Benefit Amount Payable at Separation from Service (2)		Change in Control Lump Sum Benefit Amount Payable at Separation from Service (2)
Values	Discount Rate	Benefit Level	Accrual Balance	Vesting	Based On Accrual	Vesting	Based On Accrual	Vesting	Based On Accrual	Vesting	Based On Accrual
As of	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)
July 2006 (1)		50,000	0	100%	0			100%	0	100%	496,233
Dec 2006	6.00%	50,000	7,503	100%	7,503			100%	630	100%	496,233
Dec 2007	6.00%	50,000	23,200	100%	23,200			100%	1,948	100%	496,233
Dec 2008	6.00%	50,000	39,865	100%	39,865			100%	3,347	100%	496,233
Dec 2009	6.00%	50,000	57,557	100%	57,557			100%	4,833	100%	496,233
Dec 2010	6.00%	50,000	76,341	100%	76,341			100%	6,410	100%	496,233
Dec 2011	6.00%	50,000	96,284	100%	96,284			100%	8,085	100%	496,233
Dec 2012	6.00%	50,000	117,456	100%	117,456			100%	9,863	100%	496,233
Dec 2013	6.00%	50,000	139,934	100%	139,934			100%	11,751	100%	496,233
Dec 2014	6.00%	50,000	163,799	100%	163,799			100%	13,755	100%	496,233
Dec 2015	6.00%	50,000	189,136	100%	189,136			100%	15,882	100%	496,233
Dec 2016	6.00%	50,000	216,035	100%	216,035			100%	18,141	100%	496,233
Dec 2017	6.00%	50,000	244,594	100%	244,594			100%	20,539	100%	496,233
Dec 2018	6.00%	50,000	274,914	100%	274,914			100%	23,085	100%	496,233
Dec 2019	6.00%	50,000	307,104	100%	307,104			100%	25,788	100%	496,233
Dec 2020	6.00%	50,000	341,279	100%	341,279			100%	28,658	100%	496,233
Dec 2021	6.00%	50,000	377,562	100%	377,562			100%	31,705	100%	496,233
Dec 2022	6.00%	50,000	416,083	100%	416,083			100%	34,939	100%	496,233
Dec 2023	6.00%	50,000	456,980	100%	456,980			100%	38,373	100%	496,233
Dec 2024	6.00%	50,000	500,400	100%	500,400	100%	42,019	100%	42,019	100%	496,233
Dec 2025	6.00%	50,000	546,497	100%	546,497	100%	45,890	100%	45,890	100%	496,233
Dec 2026	6.00%	50,000	595,438	100%	595,438	100%	50,000	100%	50,000	100%	496,233

(1)             The first line reflects just the initial values as of July 1, 2006.

(2)             The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

*                    The amounts in this exhibit will vary based on the applicable discount rate each year.